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                      SECOND AMENDMENT TO CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of August 8, 1997, by and between MOTORCAR PARTS & ACCESSORIES, INC., a New York corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 1, 1996, as amended from time to time ("Credit Agreement").

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1. Section 1.1(a) is hereby amended (a) by deleting "June 1, 1998" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "June 1, 1999," and (b) by deleting "Twenty-Five Million Dollars ($25,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Thirty Million Dollars ($30,000,000.00)" from August 8, 1997 through December 31, 1997, reducing to "Twenty-Five Million Dollars ($25,000,000.00)" on January 1, 1998, with such changes to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

        2. Sections 1.1(b) and (c) are hereby deleted in their entirety, and the following substituted therefor:

                  "(b) Letter of Credit Subfeature. As a subfeature under the
                Line of Credit, Bank agrees from time to time during the term thereof, to issue sight commercial and usance commercial letters of credit for the account of Borrower and in favor of beneficiaries acceptable to Bank to finance transactions






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                acceptable to Bank (each, a "Letter of Credit" and collectively,
                "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all outstanding drafts accepted by Bank under usance Letters of Credit plus the aggregate amount of all Acceptances shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). Each Letter of Credit shall be issued for a term not to exceed ninety (90) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to September 1, 1999. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for advances thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements").
                Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if the Line of Credit is not available, for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the full amount of any such draft. Notwithstanding the foregoing, usance commercial Letters of Credit shall be issued


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                only to finance the importation of goods into the United States, and shall contain such provisions and be issued in such manner as to satisfy Bank that any banker's acceptance created by Bank's acceptance of a draft thereunder shall be eligible for discount by a Federal Reserve Bank, will not result in a liability of Bank subject to reserve requirements under any law, regulation or administrative order, and will not cause Bank to violate any lending limit imposed upon Bank by any law, regulation or administrative order. Usance commercial Letters of Credit shall provide for drafts thereunder with terms which do not exceed the lesser of ninety (90) days or such other period of time as may be necessary for the acceptance created thereunder to be eligible for discount and otherwise comply with this Agreement; provided however, that no usance commercial Letter of Credit shall provide for drafts with a term which ends subsequent to September 1, 1999. The amount of each matured bankers' acceptance created by Bank's acceptance of a draft under a usance commercial Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if the Line of Credit is not available, for any reason whatsoever, at the time any such acceptance matures, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then Borrower shall immediately pay to Bank the full amount of such matured acceptance, together with interest thereon from the date such acceptance matures to the date such amount is fully paid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the full amount of any such acceptance.

                  (c) Acceptance Subfeature. As a subfeature under the Line of
                Credit, Bank agrees to create banker's acceptances (each



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                an "Acceptance" and collectively, "Acceptances") for the account of Borrower by accepting drafts drawn on Bank by Borrower from time to time during the term thereof, and by accepting time drafts presented under usance commercial Letters of Credit issued by Bank for the account of Borrower, for the purpose of financing the importation of goods into the United States; provided however, that the form and substance of each Acceptance shall be subject to approval by Bank, in its sole discretion;
                and provided further, that the aggregate amount of all outstanding Acceptances plus the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all outstanding drafts accepted by Bank under usance Letters of Credit shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). Each Acceptance created by Bank's acceptance of a draft drawn on Bank by Borrower shall be in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00). Each Acceptance shall be subject to the additional terms and conditions of an Acceptance Agreement in form and substance satisfactory to Bank ("Acceptance
                Agreement"). Each Acceptance shall be granted for a term not to exceed the lesser of ninety (90) days, as designated by Borrower, or such period of time as may be necessary to comply with the Acceptance Agreement; provided however, that no Acceptance shall have an expiration date subsequent to September 1, 1999. The outstanding amount of all Acceptances shall be reserved under the Line of Credit and shall not be available for advances thereunder. The amount of each Acceptance which matures shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if the Line of Credit is not available, for any reason whatsoever, at the time any Acceptance matures, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then Borrower shall immediately pay to Bank the full amount of such matured

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                Acceptance, together with interest thereon from the date such
                Acceptance matures to the date such amount is fully paid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the full amount of any such Acceptance. All Acceptances created hereunder by Bank's acceptance of drafts drawn on Bank by Borrower shall be discounted with Bank. Bank shall not be obligated hereunder to discount Acceptances created by Bank's acceptance of time drafts presented under usance commercial Letters of Credit."

         3. Section 1.1(d) is hereby deleted in its entirety, without substitution.

         4. Section 1.2(c) is hereby deleted in its entirety, and the following substituted therefor:

                  "Borrower has paid to Bank a non-refundable commitment fee for the Line of Credit equal to Twenty-five Thousand Dollars ($25,000.00)."

         5. Section 1.2(e)(i) is hereby deleted in its entirety, and the following substituted therefor:

                  "(i) fees upon the issuance of each Letter of Credit equal to the greater of one-eighth percent (1/8%) of the face amount thereof or $105.00,"

         6. Sections 4.9(a), (b), and (e) are hereby deleted in their entirety, and the following substituted therefor:

                  "(a) Tangible Net Worth initially not at any time less than
                $40,000,000.00, with said minimum to increase as of each September 30 and March 31, commencing September 30, 1997, by an amount equal to 50% of Borrower's net income after taxes for the immediately preceding six (6) months, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

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        (b) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.20 to 1.0 at fiscal quarters ending September 30, 1997 and December 31, 1997; and 1.0 to 1.0 at fiscal quarter end March 31, 1998 and at all times thereafter, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

        (e) Ratio of Funded Debt to EBITDA not greater than 3.0 to 1.0, with "Funded Debt" defined as the principal balance outstanding under the Line of Credit as of any given calculation date, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalization interest expense), depreciation expense and amortization expense, calculated on a rolling four-quarter basis as of any given calculation date;"

        7. The following is hereby added to the Credit Agreement as Section 5.7:

        "SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding."

        8. Bank hereby confirms that it has waived the defaults under Sections 4.9(b) and (c) that occurred as of June 30, 1997.

        9. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        10. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event


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which with the giving of notice or the passage of time or both would constitute any such Event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                          WELLS FARGO BANK,
MOTORCAR PARTS & ACCESSORIES,               NATIONAL ASSOCIATION
INC.

 By: /s/ Peter Bromberg                       By:
    -------------------------                 ---------------------------
                                               John P. Manning
                                               Vice President
Title:    CFO
      -----------------------

By: /s/ Richard Marks
   --------------------------

Title:  President
      -----------------------

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